EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Momentum Builds in Fourth Quarter

Ankeny, Iowa, June 13, 2005—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported earnings for the fourth quarter and the fiscal year ended April 30, 2005. “We finished the year with a very solid quarter,” said Chairman and CEO Ronald M. Lamb. “Our retail sales grew 23.2% from the same quarter a year ago, gross profit was up 15.6%, and earnings from continuing operations rose to $0.15 per share.” Earnings from continuing operations for the fiscal year were $0.85 per share; net earnings after discontinued operations were $0.73 per share. The 36 stores identified as impaired assets in the third quarter were reclassified as discontinued operations that reported a loss of $0.12 per share. “In fiscal 2005,” Lamb stated, “we increased combined sales from our three business categories an impressive 21.1% and raised total gross profit 8.7%.”

Gasoline—The fiscal 2005 goal was to increase same-store gallons sold at least 2% with a margin of at least 10.5 cents. “We strengthened our sales trend, raising same-store gallons sold 2.8% in the third quarter and 5.6% in the fourth to put us close to goal at 1.9% for the year,” said Lamb. “For the first time in our history, total gallons sold exceeded 1 billion.” The average margin of 10.7 cents was above goal, and gross profit rose 10% to $108.3 million. “Our gross profit improvement demonstrates our effectiveness at managing gasoline in a difficult market,” Lamb added. “We’ll work to sustain our positive trends in fiscal 2006 by continuing to price competitively, refining efficiencies, and attracting more customer traffic.”

Grocery & Other Merchandise—The goal for this category was to increase same-store sales 2.9% with a margin of at least 32%. Same-store sales improved from a 2.1% increase in the first quarter to a 6.3% gain in the fourth and resulted in a 4.8% increase for the twelve months. Total sales rose 7.2% to $714 million with a margin of 30.9%, and gross profit was up 6.4% to $220.9 million. The margin was affected by a LIFO adjustment brought about by wholesale price increases primarily for cigarettes. Lamb said, “Cigarette unit sales were up for fiscal 2005, and we’ll work to gain more market share in fiscal 2006. We’ll continue to benefit from improved product mix and strategic price increases taken in the last half of fiscal 2005. We’ll also have the lottery rolled out in all our stores by the end of summer.” Management expects lottery tickets to become another destination item, increasing store traffic and boosting overall sales as they contribute directly to gross profit.

Prepared Food & Fountain—The fiscal 2005 goal was to increase same-store sales 6% with a margin over 60%. Annual same-store sales were up 8.4%—well over goal—and total sales rose 12.5% to $204.8 million. Despite the high cost of cheese during much of the year, the margin was 60.3%. Gross profit rose 11.8% to $123.6 million. “We are pleased with this category’s outstanding performance,” Lamb said. “Point of sale is giving us the information we need to help each store manager handle inventory and kitchen production effectively. We’re maintaining tight quality control on our menu items, introducing new products, pricing to specific markets, and controlling stales to maximize profit. Fiscal 2006 should be another good year for prepared food & fountain.”

Point of Sale (POS)—The goal was to have over 900 stores with full POS by the fiscal year-end. “Part of our success at increasing gross profit was due to our use of POS technology,” said Lamb. By April 30, Casey’s had 1,011 stores operating with POS and had installed 781 hand-held scanners to help store managers control direct-to-store deliveries. In fiscal 2006, management will use new data mining software to tailor marketing and inventory to individual stores.

Operating Expenses—Lamb stated, “Our annual goal was to hold the percentage increase in operating expenses to no more than the percentage increase in inside sales. Despite a substantial increase in bank charges from customers using credit cards to pay for increasingly expensive gasoline, we were able to achieve this goal.” Inside sales were up 8.4% to $918.8 million while operating expenses grew 7.6% to $329.3 million. “When I share our corporate goals for fiscal 2006,” Lamb added, “investors will notice we’ll be measuring operating expenses against gross profit to align more closely with our corporate focus on profitable growth.”

Expansion—Adding more stores primarily through acquisitions is an ongoing growth strategy at Casey’s. The fiscal 2005 goal was to acquire at least 43 stores and build 15 new stores. At year-end, the Company had built and opened 13 stores, had acquired 29 stores, and was in negotiation for the purchase of a regional chain. On May 19, 2005, Casey’s announced the signing of a letter of intent to acquire up to 58 stores—54 in Nebraska, 3 in Kansas, and 1 in Iowa—from Gas ‘N Shop, Inc. (GNS) of Lincoln, Nebraska.

Lamb stated, “We expect to close the transaction in the second quarter and to have the sites contribute to earnings in their first year as Casey’s General Stores. Our operating efficiencies and our proprietary prepared food program should enhance profitability.”

Part of the Company plan for accommodating anticipated acceleration in acquisition activity is expanding the distribution center by adding nearly 100,000 square feet of warehouse space and 20,000 square feet of office space. The expansion will provide capacity to serve at least 1,000 more stores. The Company broke ground in May and expects to complete construction in twelve months.

Fiscal 2006 Goals—Lamb concluded, “Coming off a solid fourth quarter situates us well for a strong fiscal 2006.” These are Casey’s corporate goals for the coming year:

•	Increase same-store gasoline gallons sold 2% with an average margin of 10.5 cents per gallon.

•	Increase same-store grocery & other merchandise sales 3% with an average margin of 31.5%.

•	Increase same-store prepared food & fountain sales 5.5% with an average margin of 60.5%.

•	Hold the percentage increase in operating expenses to less than the percentage increase in gross profit.

•	Acquire 30 stores (in addition to the GNS acquisition) and build 10 new stores.

Dividend—At its June meeting, the Board of Directors increased the Company’s quarterly dividend to $0.045 per share. The dividend is payable on August 15, 2005 to shareholders of record on August 1, 2005.

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Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended April 30,		Year ended April 30,
	2005	2004	2005	2004
Net sales	$727,932	$593,014	$2,809,420	$2,328,940
Franchise revenue	203	309	1,065	1,669

Total revenue	728,135	593,323	2,810,485	2,330,609

Cost of goods sold	616,397	496,563	2,352,580	1,908,807
Operating expenses	83,558	79,475	329,296	306,052
Depreciation and amortization	14,138	12,279	52,123	48,357
Interest, net	2,556	3,108	10,739	12,398

	716,649	591,425	2,744,738	2,275,614

Earnings from continuing operations before income taxes	11,486	1,898	65,747	54,995
Federal and state income taxes	3,902	676	23,215	17,098

Net earnings from continuing operations	7,584	1,222	42,532	37,897

Loss on discontinued operations, net of tax benefit	241	384	5,779	1,431

Net earnings	$7,343	$838	$36,753	$36,466

Basic
Earnings from continuing operations	$.15	$.02	$.85	$.76
Loss on discontinued operations	.00	.01	.12	.03

Net earnings	$.15	$.02	$.73	$.73

Diluted
Earnings from continuing operations	$.15	$.02	$.85	$.76
Loss on discontinued operations	.00	.01	.11	.03

Net earnings	$.15	$.02	$.73	$.73

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	April 30, 2005	April 30, 2004
Assets
Current assets
Cash and cash equivalents	$49,051	$45,887
Receivables	7,481	5,751
Inventories	75,392	77,895
Prepaid expenses	4,579	6,392
Income taxes receivable	5,927	10,882

Total current assets	142,430	146,807

Other assets, net of amortization	5,567	1,154
Property and equipment, at cost
Land	196,840	180,040
Buildings and leasehold improvements	429,056	409,320
Machinery and equipment	537,026	498,152
Leasehold interest in property and equipment	7,187	9,082

	1,170,109	1,096,594
Less accumulated depreciation and amortization	447,197	409,969

Net property and equipment	722,912	686,625

Total assets	$870,909	$834,586

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$27,636	$28,345
Accounts payable	100,640	83,388
Accrued expenses
Property taxes	10,483	8,591
Other	31,368	25,516

Total current liabilities	170,127	145,840

Long-term debt, net of current maturities	123,064	144,158
Deferred income taxes	102,039	99,159
Deferred compensation	6,542	5,635

Total liabilities	401,772	394,792

Shareholders’ equity
Preferred stock, no par value, none issued	—	—
Common stock, no par value, 50,189,812 and 50,015,862 shares issued and outstanding at April 30, 2005 and 2004, respectively	46,516	44,155
Retained earnings	422,621	395,639

Total shareholders’ equity	469,137	439,794

Total liabilities and shareholders’ equity	$870,909	$834,586

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Year ended 4/30/05	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,870,791	$714,012	$204,795	$19,822	$2,809,420
Gross profit	$108,317	$220,922	$123,578	$4,023	$456,840
Margin	5.8%	30.9%	60.3%	20.3%	16.3%

Gasoline gallons	1,016,942

Year ended 4/30/04
Sales	$1,455,973	$665,851	$181,997	$25,119	$2,328,940
Gross profit	$98,464	$207,684	$110,515	$3,470	$420,133
Margin	6.8%	31.2%	60.7%	13.8%	18.0%

Gasoline gallons	974,535

Gasoline Gallons
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2005	-1.3%	1.0%	2.8%	5.6%	1.9%
F2004	6.4	3.4	0.7	1.7	3.1
F2003	-5.5	-5.1	-4.4	4.1	-3.0

Gasoline Margin
(Cents per gallon)

	Q1	Q2	Q3	Q4	Fiscal Year
F2005	11.9 ¢	9.7 ¢	10.2 ¢	10.7 ¢	10.7 ¢
F2004	9.8	11.9	9.1	9.5	10.1
F2003	9.9	11.7	11.9	10.5	11.0

Grocery & Other Merchandise
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2005	2.1%	4.8%	6.8%	6.3%	4.8%
F2004	0.6	-0.5	-1.2	2.8	0.4
F2003	4.2	0.8	-3.1	-1.9	0.2

Grocery & Other Merchandise
Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2005	31.4%	31.0%	31.7%	30.0%	30.9%
F2004	31.7	32.5	31.1	29.3	31.2
F2003	31.3	33.1	30.8	31.5	31.7

Prepared Food & Fountain
Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fi.scal Year
F2005	6.1%	9.0%	9.0%	9.8%	8.4%
F2004	5.8	4.1	4.5	7.6	5.5
F2003	2.8	2.0	-2.9	2.4	1.1

Prepared Food & Fountain
Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2005	58.8%	60.5%	61.4%	61.0%	60.3%
F2004	60.9	62.9	60.4	58.6	60.7
F2003	59.2	60.2	60.4	58.2	59.5

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 14, 2005. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.